FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS APRIL
COMPARABLE STORE SALES UP 22%
~ Comparable Store Sales at The Children’s Place Brand Increased 19% ~
~ Comparable Store Sales at Disney Store Increased 34% ~
~ Company Anticipates First Quarter EPS of $0.48 to $0.50 Including Equity Compensation Expense;
Increases Fiscal 2006 EPS Guidance ~

Secaucus, New Jersey - May 4, 2006 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales results for the four-week period ended April 29, 2006.

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Total consolidated sales increased 29% to $139.2 million, compared to sales of $107.7 million reported for April 2005. April sales included $104.2 million from The Children’s Place brand, a 27% increase compared to last year’s sales of $82.2 million, and $35.0 million from Disney Store, a 37% increase compared to last year’s sales of $25.5 million.

•	Consolidated comparable store sales increased 22% in April.
•	The Children’s Place brand’s comparable store sales increased 19% on top of last year’s 8% increase.
•	Disney Store’s comparable store sales increased 34%.
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Consolidated comparable store sales during the Easter selling season, comprised of March and April, increased 13%. For the same period, comparable store sales for The Children’s Place brand increased 12% on top of last year’s 9% increase. Disney Store’s comparable store sales increased 15% during the Easter selling season.

•	During April, the Company opened five Children’s Place stores and closed one.

First Quarter

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Total consolidated sales for the first quarter ended April 29, 2006, increased 16% to $426.5 million, compared to sales of $369.2 million reported for the same period last year. Sales for the first quarter included $322.0 million from The Children’s Place brand, a 15% increase compared to last year’s sales of $280.6 million, and $104.5 million from Disney Store, an 18% increase compared to last year’s sales of $88.5 million.

•	Consolidated comparable store sales increased 9% for the first quarter.
•	The Children’s Place brand’s comparable store sales increased 8% on top of last year’s 13% increase.
•	Disney Store’s comparable stores sales increased 14%.
•	During the quarter, the Company opened eight Children’s Place stores and closed one. In addition, the Company closed one Disney Store.

The Company stated that based on strong results at both brands it anticipates first quarter earnings per share including equity compensation expense of $0.48 to $0.50, or $0.54 to $0.56 per share excluding equity compensation expense. The Company’s earnings per share expectations include approximately $1.2 million, pre-tax, in severance and related expenses. In addition, the Company has increased its consolidated fiscal 2006 earnings per share guidance including equity compensation expense to $2.77 to $2.87 or $3.10 to $3.20 excluding equity compensation expense, representing a $0.10 increase.

-more-

PLCE: April Sales

In conjunction with The Children’s Place April sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, May 11, 2006. To access the call, please dial (402) 220-1182 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Children’s Place plans to report full first quarter results on Thursday, May 18, 2006. The Company will host a conference call on that date to be broadcast live via webcast at 9:00 a.m. Eastern Time. Interested parties can access the webcast via the Company’s website, www.childrensplace.com. An archive of the webcast can be accessed one hour after the live call has taken place and will be available through Thursday, May 25, 2006.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of April 29, 2006, the Company owned and operated 809 The Children’s Place stores and 316 Disney Stores in North America and its online store, www.childrensplace.com.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc.
Heather Anthony, Senior Director, Investor Relations, (201) 558-2865

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